Exhibit 99.1

News Release

MMC REPORTS FIRST QUARTER 2007 RESULTS

Consolidated Revenues Increased 5 Percent to $2.8 Billion

Income from Continuing Operations Rose 14 Percemt

$500 Million Share Repurchase Program Is Announced

NEW YORK, NEW YORK, May 8, 2007—Marsh & McLennan Companies, Inc. (MMC) today reported financial results for the first quarter ended March 31, 2007. Consolidated revenues in the first quarter were $2.8 billion, an increase of 5 percent from the first quarter of 2006, or 1 percent on an underlying basis. Income from continuing operations rose 14 percent to $228 million, or $.41 per share, from $200 million, or $.36 per share last year.

•	Earnings per share was $.47 in the first quarter of 2007, including discontinued operations representing Putnam's results.
•	Noteworthy items, described in the attached supplemental schedules, reduced earnings per share by $.05 in the first quarter of 2007.

“The first quarter demonstrated the strength of MMC as a diversified company,” said Michael G. Cherkasky, president and chief executive officer of MMC. “We met our overall corporate performance expectations while we continued to position Marsh for success in the future. The consulting segment continued to perform very well, growing revenues 13 percent and operating income 22 percent on a business with annual revenues approaching $4.5 billion. Kroll performed as expected, with strong growth in its largest operation, technology-enabled solutions. Guy Carpenter produced solid results, driven by continued strong new business. Marsh made significant strides in executing the realignment of its operations, repositioning the business for long-term growth. Change always has a short-term cost, but we are confident we are making the right trade-offs in Marsh. Also in the first quarter, we announced that Great-West Lifeco, a subsidiary of Power Financial Corporation, agreed to purchase Putnam for $3.9 billion in cash. This transaction is expected to close in the second quarter. In recognition of MMC’s improving operating performance and greatly strengthened financial position, MMC’s Board of Directors has approved a $500 million share repurchase program, which we expect to execute promptly.”

Risk and Insurance Services

Risk and insurance services revenues in the first quarter were $1.5 billion, an increase of 1 percent from the first quarter of 2006, or a 2 percent decline on an underlying basis.

Marsh’s revenues were $1.1 billion, unchanged from the first quarter of 2006. Geographically, Marsh revenues included $540 million in the Americas, a decline of 5 percent from the prior year’s quarter; $524 million in EMEA, an increase of 3 percent; and $78 million in Asia Pacific, an increase of 12 percent. New business increased 7 percent in the first quarter, reflecting growth of 5 percent in the Americas, 8 percent in EMEA, and 17 percent in Asia Pacific. Premium rate declines in the commercial insurance marketplace continued through the first quarter. Underlying revenues declined 3 percent in the quarter, primarily due to lower retention rates in the United States.

Guy Carpenter’s revenues increased 4 percent in the first quarter to $292 million, driven by 11 percent growth in new business. These results were achieved despite the decline in U.S. property catastrophe rates from the peak levels seen in the mid-year 2006 renewal season and higher risk retention by clients. Underlying revenues increased 2 percent in the quarter.

Risk Capital Holdings recognized revenues of $49 million in the first quarter, compared with $46 million in the same period of 2006. Revenues in the quarter were derived from MMC’s private equity fund investments.

Risk Consulting and Technology

Kroll’s revenues increased 1 percent in the first quarter to $235 million and were flat on an underlying basis. The technology-enabled solutions business increased revenues 14 percent to $132 million, due to continued strong performance in background screening and growth in the electronic discovery business. Kroll’s consulting business saw revenues decline 12 percent to $103 million, reflecting the expected level of activity in corporate advisory and restructuring.

Consulting

Consulting revenues increased 13 percent to $1.1 billion in the first quarter, with 7 percent growth on an underlying basis.

Mercer Human Resource Consulting increased revenues 8 percent to $800 million in the first quarter, with a 4 percent on an underlying basis. This growth was achieved throughout Mercer HR’s operations: retirement and investment produced $319 million in revenues, an increase of 11 percent; health and benefits, $183 million, the same level as last year; outsourcing, $176 million, an increase of 13 percent; and talent, $99 million, an increase of 6 percent.

Mercer Specialty Consulting’s revenues grew 25 percent to $329 million in the first quarter, with a 15 percent on an underlying basis, continuing the strong growth this group has achieved over the last four years. Each of the Mercer Specialty companies contributed to this exceptional performance.

Discontinued Operations

Due to the agreement to sell Putnam, announced on February 1, 2007, Putnam’s results for both years are now reflected in discontinued operations. Results from discontinued operations, net of tax, were $40 million, or $.06 per share, in the first quarter of 2007, reflecting Putnam's results for the quarter, compared with $.39 per share last year, primarily due to a $.32 gain from the sale of Sedgwick Claims Managaement Services.

In the first quarter, Putnam had revenues of $356 million, an increase of 3 percent from the first quarter of 2006. Putnam’s assets under management on March 31, 2007 were $188 billion, comprising $119 billion in mutual fund assets and $69 billion in institutional assets. Average assets under management were $189 billion, compared with $190 billion for the first quarter of 2006.

MMC Share Repurchase

The MMC Board of Directors has approved a $500 million share repurchase program.

Other Items

MMC’s net debt position, which is total debt less cash and cash equivalents, was $3.5 billion at the end of the first quarter, compared with $3.8 billion at the end of the 2006 first quarter. In the first quarter, MMC increased its quarterly dividend by 12 percent, from $.17 to $.19.

Conference Call

A conference call to discuss first quarter 2007 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 800 390 5311 or 719 457 2086 (international). The access code for both numbers is 4680329. The audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event at the same web address.

MMC is a global professional services firm. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world’s leading risk and reinsurance specialist; Kroll, the world’s leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. More than 55,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the timing and expected impact of acquisitions and dispositions; future actions by regulators; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure and the outcome of restructuring and other cost-saving initiatives; share repurchase programs; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

•	the economic and reputational impact of litigation and regulatory proceedings described in the notes to our financial statements;
•

the fact that MMC's agreement to sell Putnam, announced on February 1, 2007, is subject to a number of closing conditions, some of which are outside of MMC's control, and we cannot be certain that the transaction will close as planned or that the announced sale price will not be adjusted pursuant to the terms of the sale agreement;

•

Putnam’s performance between now and the closing of the announced sale later in 2007, including the actual and relative investment performance of Putnam’s mutual funds and institutional and other advisory accounts, Putnam’s net fund flows and the level of Putnam’s assets under management;

•	our ability to effectively deploy MMC’s proceeds from the sale of Putnam, and the timing of our use of those proceeds;
•

the fact that our estimate of the dilutive impact of the sale of Putnam on MMC’s future earnings per share is necessarily based on a set of current management assumptions, including assumptions about MMC’s use of sale proceeds and the operating results of Putnam and MMC’s other subsidiaries;

•	our ability to achieve profitable revenue growth in our risk and insurance services segment by providing both traditional insurance brokerage services and additional risk advisory services;
•	our ability to retain existing clients and attract new business, and our ability to retain key employees;
•	revenue fluctuations in risk and insurance services relating to the net effect of new and lost business production and the timing of policy inception dates;
•

the impact on risk and insurance services commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events such as hurricanes;

•

the impact on renewals in our risk and insurance services segment of pricing trends in particular insurance markets, fluctuations in the general level of economic activity and decisions by insureds with respect to the level of risk they will self-insure;

•	the impact on our consulting segment of pricing trends, utilization rates, legislative changes affecting client demand, and the general economic environment;
•

our ability to implement our restructuring initiatives and otherwise reduce or control expenses and achieve operating efficiencies, including our ability to generate anticipated savings and operational improvements from the actions we announced in September 2006;

•	the impact of competition, including with respect to pricing and the emergence of new competitors;
•	fluctuations in the value of Risk Capital Holdings’ investments;
•	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from, the businesses we acquire;
•	our exposure to potential liabilities arising from errors and omissions claims against us;

•

our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	the impact on our operating results of foreign exchange fluctuations;

•

changes in applicable tax or accounting requirements, including any potential income statement effects from the application of FIN 48 ("Accounting for Uncertainty in Income Taxes") and SFAS 142 ("Goodwill and Other Intangible Assets"); and

•

the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which we operate, particularly given the global scope of our businesses and the possibility of conflicting regulatory requirements across the jurisdictions in which we do business.

The factors identified above are not exhaustive. MMC and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission.

Marsh & McLennan Companies, Inc.
 Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Service Revenue	$2,763	$2,623
Investment Income (Loss)	49	51
Total Revenue	2,812	2,674

Expense:
Compensation and Benefits	1,677	1,586
Other Operating Expenses	748	751
Total Expenses	2,425	2,337

Operating Income	387	337

Interest Income	19	15

Interest Expense	(71)	(78)

Income Before Income Taxes and Minority Interest Expense	335	274

Income Taxes	106	73

Minority Interest Expense, Net of Tax	1	1

Income from Continuing Operations	228	200

Discontinued Operations, Net of Tax	40	216

Net Income	$268	$416

Basic Net Income Per Share – Continuing Operations	$0.41	$0.37
– Net Income	$0.49	$0.76

Diluted Net Income Per Share – Continuing Operations	$0.41	$0.36
– Net Income	$0.47	$0.75

Average Number of Shares Outstanding – Basic	553	547
– Diluted	562	555
Shares Outstanding at 3/31	555	549

Marsh & McLennan Companies, Inc. Supplemental Information - Revenue Analysis Three Months Ended (Millions) (Unaudited)

				Components of Revenue Change
	Three Months Ended March 31,		%Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2007	2006	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Insurance Services	$ 1,142	$1,146	–	3%	–	(3)%
Reinsurance Services	292	281	4%	2%	–	2%
Risk Capital Holdings	49	46	9%	–	–	9%

Total Risk and Insurance Services	1,483	1,473	1%	3%	–	(2)%

Risk Consulting & Technology	235	234	1%	3%	(2)%	–

Consulting
Human Resource Consulting	800	739	8%	4%	–	4%
Specialty Consulting	329	262	25%	5%	5%	15%

Total Consulting	1,129	1,001	13%	4%	2%	7%

Total Operating Segments	2,847	2,708	5%	3%	1%	1%

Corporate Eliminations	(35)	(34)

Total Revenue	$ 2,812	$ 2,674	5%	3%	1%	1%

Revenue Details

The following table provides more detailed revenue information for certain of the components above and the remaining quarters of 2006.

	Three Months Ended March 31,		% Change GAAP	2006 Three Months Ended			Twelve
	2007	2006	Revenue	June 30	Sept. 30	Dec. 31	Months
Insurance Services:
Americas	$ 540	$ 568	(5)%	$634	$594	$641	$2,437
EMEA	524	508	3%	378	329	390	1,605
Asia Pacific	78	70	12%	94	86	98	348

Total Insurance Services	$1,142	$1,146	–	$1,106	$1,009	$1,129	$4,390

Risk Consulting & Technology:
Technology	$132	$116	14%	$132	$129	$127	$504
Consulting	103	118	(12)%	133	110	114	475

Total Risk Consulting & Technology	$235	$234	1%	$265	$239	$241	$979

Human Resource Consulting:
Retirement and Investment	$319	$288	11%	$282	$271	$292	$1,133
Health and Benefits	183	183	–	183	189	171	726
Outsourcing	176	156	13%	159	165	169	649
Talent	99	93	6%	107	115	111	426
Reimbursed Expenses	23	19	N/A	20	22	26	87

Total Human Resource Consulting	$800	$739	8%	$751	$762	$769	$3,021

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, using consistent currency exchange rates.

Interest income on fiduciary funds amounted to $48 million and $41 million for the three months ended March 31, 2007 and 2006, respectively.

Revenue includes net investment income (loss) of $49 million and $50 million for Risk and Insurance Services and $0 million and $1 million for Consulting for the three months ended March 31, 2007 and 2006, respectively.

Risk Capital Holdings owns investments in private equity funds and insurance and financial services firms.

Insurance Services revenue includes market service revenue of $2 million and $6 million for the three months ended March 31, 2007 and 2006, respectively.

Marsh & McLennan Companies, Inc. Supplemental Information (Millions) (Unaudited)
	Three Months Ended March 31,
	2007	2006
Revenue:
Risk and Insurance Services	$1,483	$1,473
Risk Consulting & Technology	235	234
Consulting	1,129	1,001

	2,847	2,708
Corporate/Eliminations	(35)	(34)

	$2,812	$2,674

Operating Income (Loss):
Risk and Insurance Services	$ 259	$ 268
Risk Consulting & Technology	26	24
Consulting	138	113
Corporate	(36)	(68)

	$ 387	$ 337

Segment Operating Margins:
Risk and Insurance Services	17.5%	18.2%
Risk Consulting & Technology	11.1%	10.3%
Consulting	12.2%	11.3%
Consolidated Operating Margin	13.8%	12.6%
Pretax Margin	11.9%	10.2%
Effective Tax Rate	31.6%	26.6%
Potential Minority Interest Associated with the Putnam
Equity Partnership Plan	$ 2	$ 2

Marsh & McLennan Companies, Inc.
Supplemental Information- Continuing Operations
(Millions) (Unaudited)

Significant Items Impacting the Comparability of Financial Results:

The year-over-year comparability of MMC’s first quarter financial results is affected by a number of noteworthy items. The following table identifies the impact of noteworthy items on segment and consolidated operating income for the periods indicated.

	Risk & Insurance Services	Risk Consulting & Technology	Consulting	Corporate & Eliminations	Total

Three Months Ended March 31, 2007

Restructuring Charges (a)	$ 24	$ –	$ –	$ 6	$ 30
Accelerated Amortization/Depreciation	5	–	3	3	11
Settlement, Legal and Regulatory (b)	11	–	–	–	11
Other (c)	–	–	–	(14)	(14)

Total Impact in 2007	$ 40	$ –	$ 3	$ (5)	$ 38

Three Months Ended March 31, 2006

Restructuring Charges (a)	$ 19	$ –	$ –	$ 26	$ 45
Accelerated Amortization/Depreciation	5	–	–	–	5
Settlement, Legal and Regulatory (b)	10	–	–	–	10

Total Impact in 2006	$ 34	$ –	$ –	$ 26	$ 60

Notes:

(a)   Primarily includes severance and related charges, costs for future rent and other real estate costs and consulting costs related to previously announced cost reduction initiatives (see Form 8-K dated September 20, 2006 for more information).

(b)   Reflects legal feess arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and indemnification of former employees for legal fees they have incurred in connection with the events of October 2004.

(c) Represents an accrual adjustment related to the separation of former MMC senior executives.

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$1,203	$2,015
Net receivables	2,904	2,718
Assets of discontinued operations	1,579	1,921
Other current assets	318	322

Total current assets	6,004	6,976
Goodwill and intangible assets	7,593	7,595
Fixed assets, net	979	990
Long-term investments	144	124
Pension related asset	647	613
Other assets	1,861	1,839

TOTAL ASSETS	$17,228	$18,137

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,045	$1,111
Accounts payable and accrued liabilities	2,483	2,476
Regulatory settlements - current portion	178	178
Accrued compensation and employee benefits	663	1,230
Liabilities of discontinued operations	393	792
Accrued income taxes	20	131
Dividends payable	106	–

Total current liabilities	4,888	5,918
Fiduciary liabilities	4,126	3,587
Less - cash and investments held in
a fiduciary capacity	(4,126)	(3,587)

	-	-
Long-term debt	3,609	3,860
Regulatory settlements	174	173
Pension, postretirement and postemployment benefits	1,082	1,085
Liabilities for errors and omissions	636	624
Other liabilities	891	658

Total stockholders' equity	5,948	5,819

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,228	$18,137

Marsh & McLennan Companies, Inc.
Supplemental Information- Discontinued Operations
(Millions) (Unaudited)

On January 31, 2007, MMC entered into a stock purchase agreement with Great-West Lifeco ("GWL"), a majority-owned subsidiary of Power Financial Corporation, pursuant to which GWL agreed to purchase Putnam Investments Trust. MMC expects the sale of Putnam to close in the second quarter of 2007. Putnam's results of operations for the three-month periods ended March 31, 2007 and 2006 were segregated and reported as discontinued operations in the accompanying consolidated statements of income.

In 2006, MMC sold its majority interest in Sedgwick Claims Management, a provider of claims management and associated productivity services; Price Forbes, its U.K.-based insurance wholesale operation; and Kroll Security International, its international high-risk asset and personal protection business. The gains or losses on these disposals, as well as their results of operations, are reported as discontinued operations in the accompanying consolidated statements of income.

Summarized Statements of Income data for discontinued operations is as follows:
	Three Months Ended March 31,
	2007	2006
Putnam:
Revenue	$356	$345
Expense	281	281

Net Operating Income	75	64
Minority interest and other discontinued operations	(1)	–
Provision for income tax	34	24

Income from discontinued operations, net of tax	40	40

Gain on disposal of discontinued operations	–	306
Provision for income tax	–	130

Gain on disposal of discontinued operations, net of tax	–	176

Discontinued operations, net of tax
	$ 40	$216

Marsh & McLennan Companies, Inc.
Reclassification of Discontinued Operations
(Millions) (Unaudited)

The following table provides reclassified prior period reported amounts to reflect discontinued operations classification for Investment Management:

	Three Months Ended
2006	March 31,	June 30,	Sept. 30,	Dec. 31,	Full Year

Segment Revenue as Reported	$3,053	$3,000	$2,915	$3,084	$12,052
Less: Putnam	(345)	(339)	(342)	(359)	(1,385)
Corporate Eliminations	(34)	(27)	(41)	(18)	(120)

Total Revenue	$2,674	$2,634	$2,532	$2,707	$10,547

2006
Operating Income (Loss):
Risk and Insurance Services	$ 268	$ 139	$ 143	$ 127	$ 677
Risk Consulting & Technology	24	42	38	45	149
Consulting	113	124	112	117	466
Corporate	(68)	(42)	(49)	22	(137)

	337	263	244	311	1,155

Interest Income	15	12	15	18	60

Interest Expense	(78)	(78)	(75)	(72)	(303)

Income Before Income Taxes and
Minority Interest, Net of Tax	274	197	184	257	912

Income Taxes	73	64	48	87	272

Minority Interest Expense, Net of Tax	1	2	3	2	8

Income from Continuing Operations	200	131	133	168	632

Discontinued Operations, Net of Tax	216	41	43	58	358

Net Income	$ 416	$ 172	$ 176	$ 226	$ 990

Basic Income Per Share —
Continuing Operations	$0.37	$0.24	$0.24	$0.31	$1.15

Diluted Income Per Share —
Continuing Operations	$0.36	$0.24	$0.24	$0.30	$1.14

Marsh & McLennan Companies, Inc. Supplemental Information - Putnam Assets Under Management (Billions) (Unaudited)
	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	March 31, 2006

Mutual Funds:
Growth Equity	$ 24	$ 26	$ 26	$ 27	$ 31
Value Equity	36	37	36	36	37
Blend Equity	29	28	26	26	27
Fixed Income	30	33	30	30	31

Total Mutual Fund Assets	119	124	118	119	126

Institutional:
Equity	36	36	34	32	34
Fixed Income	33	32	30	29	29

Total Institutional Assets	69	68	64	61	63

Total Ending Assets	$ 188	$ 192	$ 182	$ 180	$ 189

The asset information above includes the following information:

Assets from Non-US Investors	$ 38	$ 36	$ 34	$ 31	$ 32

Assets in Prime Money Market Funds	$ 1.6	$ 4.3	$ 0.5	$ 0.6	$ 0.2

Average Assets Under Management:
Quarter	$ 189	$ 189	$ 179	$ 185	$ 190

Year-to-Date	$ 189	$ 186	$ 185	$ 188	$ 190

Net Flows including
Dividends Reinvested:
Quarter	$ (6.0)	$ (0.1)	$ (3.1)	$ (6.0)*	$ (6.6)

Year-to-Date	$ (6.0)	$ (15.8)	$ (15.7)	$ (12.6)	$ (6.6)

Impact of Market/Performance on Ending
Assets Under Management	$ 1.8	$ 9.9	$ 5.5	$ (3.5)	$ 7.0

* Net redemptions in the quarter ended June 30, 2006 includes $2.8 billion of redemptions in institutional equity resulting from ending Putnam's alliance with an Australian partner.

Categories of mutual fund assets reflect style designations aligned with Putnam's various prospectuses. All quarter-end assets conform with the current investment mandate for each product.